Exhibit 99.1

FERRELLGAS PARTNERS REPORTS RECORD ADJUSTED EBITDA

ON INCREASED SALES AND OPERATING EFFICIENCIES;

FISCAL 2014 ADJUSTED EBITDA GUIDANCE RAISED

OVERLAND PARK, KAN., March 10, 2014/PR Newswire/ — Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest distributors of propane, today reported a strong performance for the fiscal 2014 second quarter ended January 31, primarily reflecting increased sales volumes and operational efficiencies.

Adjusted EBITDA rose 17% to a record $136.4 million from $116.1 million in the year-earlier quarter. Distributable cash flow grew 20% to $111.9 million from $93.1 million. Distributable cash flow coverage for the trailing 12-month period ended January 31 was 1.2x, the highest level since fiscal 2003.

Second-quarter sales volumes grew 15% to 342.9 million gallons reflecting nationwide temperatures that were 18% colder than in the unusually mild prior-year quarter. Correspondingly, gross profit increased 15% to a record $269.5 million reflecting these increased sales volumes, as margins matched the prior-year quarter at $0.79 per gallon sold.

“The return of more seasonal temperatures drove performance slightly greater than our expectation for the quarter,” commented President and Chief Executive Officer Steve Wambold.  Temperatures, as reported by the National Oceanic and Atmospheric Administration in the more highly concentrated geographic areas the partnership serves, were 6% colder than normal in the quarter.  Wambold further commented “Propane supply challenges dominated the headlines during our fiscal second quarter. I’m proud of the way Ferrellgas employees responded to this challenge, whether it was ensuring our locations had product on hand to meet our many commitments, safely navigating snow- and ice-covered roadways, or patiently answering questions from our customers.”

Second-quarter operating expense rose to $116.7 million from $105.6 million resulting from higher sales volumes; however on a cent-per-gallon sold basis improved to $0.34 from $0.35. General and administrative expense increased to $12.1 million from $10.2 million; however, excluding performance-based incentives, was relatively unchanged at $8.5 million.  Interest expense declined 2% to $22.1 million from $22.6 million in the prior-year quarter.

Net earnings for the quarter were $61.1 million, or $0.72 per unit, including a loss on the early extinguishment of debt associated with the refinancing of the partnership’s senior notes in November 2013.  Excluding this nonrecurring expense, net earnings per common unit were $0.87 compared to $0.70 in the prior-year quarter.

Wambold added, “The third quarter is off to a strong start, with February results behind us and seasonably cool temperatures forecasted for the remainder of the heating season. Therefore, we are increasing our Adjusted EBITDA guidance for fiscal 2014 to $275 million to $285 million from $265 million to $275 million.”  For the trailing 12 months ended January 31, the partnership’s Adjusted EBITDA performance was $287.3 million.

Wambold concluded, “Our liquidity for this time of year is very strong, with more than $250 million of borrowing capacity on our credit facility to fund future working capital and growth capital needs.  We remain very active in the acquisition market, both inside and outside the retail propane space and are enthusiastic about our growth opportunities in the years to come.”

For the first six months of the fiscal year, Adjusted EBITDA rose 10% to $162.8 million on sales volumes that grew 12% to 533.9 million gallons.  Gross profit rose 10% to a record $412.4 million on these increased sales volumes, while margins declined slightly to $0.77 per gallon sold as a result of the higher wholesale cost of propane.  Consistent with the quarter’s results, operating expense rose to $219.7 million on increased sales volumes, but improved on a cent-per-gallon sold basis to $0.41 from $0.42 reflecting operational efficiencies.  Distributable cash flow for the six-month period also grew 10% to $115.0 million.

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves customers in all 50 states, the District of Columbia and Puerto Rico. Ferrellgas employees indirectly own more than 21 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2013, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, (913) 661-1530

Scott Brockelmeyer, Media Relations, (913) 661-1830

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FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	January 31, 2014	July 31, 2013
ASSETS

Current Assets:
Cash and cash equivalents	$18,292	$6,464
Accounts and notes receivable, net (including $314,475 and $130,025 of accounts receivable pledged as collateral at January 31, 2014 and July 31, 2013, respectively)	356,359	131,791
Inventories	135,830	117,116
Prepaid expenses and other current assets	44,891	25,608
Total Current Assets	555,372	280,979

Property, plant and equipment, net	582,484	589,727
Goodwill	253,331	253,362
Intangible assets, net	182,977	189,516
Other assets, net	46,630	42,444
Total Assets	$1,620,794	$1,356,028

LIABILITIES AND PARTNERS’ DEFICIT

Current Liabilities:
Accounts payable	$137,073	$49,128
Short-term borrowings	67,045	50,054
Collateralized note payable	219,000	82,000
Other current liabilities	112,241	121,102
Total Current Liabilities	535,359	302,284

Long-term debt (a)	1,150,911	1,106,940
Other liabilities	35,724	33,431
Contingencies and commitments	—	—

Partners’ Deficit:
Common unitholders (79,144,419 and 79,072,819 units outstanding at January 31, 2014 and July 31, 2013, respectively)	(54,480)	(28,931)
General partner unitholder (799,439 and 798,715 units outstanding at January 31, 2014 and July 31, 2013, respectively)	(60,621)	(60,362)
Accumulated other comprehensive income	13,078	1,697
Total Ferrellgas Partners, L.P. Partners’ Deficit	(102,023)	(87,596)
Noncontrolling Interest	823	969
Total Partners’ Deficit	(101,200)	(86,627)
Total Liabilities and Partners’ Deficit	$1,620,794	$1,356,028

(a)         The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $182 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE, SIX AND TWELVE MONTHS ENDED JANUARY 31, 2014 AND 2013

(in thousands, except per unit data)

(unaudited)

	Three months ended		Six months ended		Twelve months ended
	January 31		January 31		January 31
	2014	2013	2014	2013	2014	2013
Revenues:
Propane and other gas liquids sales	$789,446	$583,074	$1,171,669	$918,355	$1,992,581	$1,785,514
Other	80,237	75,791	113,044	103,419	245,825	207,654
Total revenues	869,683	658,865	1,284,713	1,021,774	2,238,406	1,993,168

Cost of product sold:
Propane and other gas liquids sales	551,506	376,236	810,260	589,893	1,312,628	1,188,057
Other	48,709	47,437	62,055	56,634	149,877	120,863

Gross profit	269,468	235,192	412,398	375,247	775,901	684,248

Operating expense (including $626 of non-recurring severance charges for the twelve month period ended January 31, 2013)	116,743	105,599	219,709	202,033	427,735	397,861
Depreciation and amortization expense	20,643	20,751	40,858	41,626	82,576	83,751
General and administrative expense (including $429 of non-recurring severance charges for the twelve month period ended January 31, 2013)	12,095	10,190	22,876	18,964	45,939	36,372
Equipment lease expense	4,274	3,827	8,340	7,750	16,573	15,341
Non-cash employee stock ownership plan compensation charge	3,636	7,447	6,679	9,849	12,599	14,773
Non-cash stock and unit-based compensation charge (a)	5,919	3,120	10,350	6,212	17,683	10,573
Loss on disposal of assets	1,337	2,120	1,694	2,391	9,724	7,594

Operating income	104,821	82,138	101,892	86,422	163,072	117,983

Interest expense	(22,090)	(22,619)	(44,183)	(45,054)	(88,274)	(90,875)
Loss on extinguishment of debt	(20,901)	—	(21,202)	—	(21,202)	—
Other income, net	57	241	273	332	506	791

Earnings before income taxes	61,887	59,760	36,780	41,700	54,102	27,899

Income tax expense	764	917	714	653	1,916	1,640

Net earnings	61,123	58,843	36,066	41,047	52,186	26,259

Net earnings attributable to noncontrolling interest (b)	659	636	445	498	688	432

Net earnings attributable to Ferrellgas Partners, L.P.	60,464	58,207	35,621	40,549	51,498	25,827

Less: General partner’s interest in net earnings	3,663	3,138	356	405	515	258

Common unitholders’ interest in net earnings	$56,801	$55,069	$35,265	$40,144	$50,983	$25,569

Earnings Per Unit
Basic and diluted net earnings per common unitholders’ interest	$0.72	$0.70	$0.45	$0.51	$0.64	$0.32
Adjustment for effect of two-class method (c)	0.04	0.03	—	—	—	—
Adjusted net earnings per unit available to common unitholders	$0.76	$0.73	$0.45	$0.51	$0.64	$0.32

Weighted average common units outstanding	79,129.4	79,015.6	79,102.6	79,014.4	79,083.1	78,995.4

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Six months ended		Twelve months ended
	January 31		January 31		January 31
	2014	2013	2014	2013	2014	2013

Net earnings attributable to Ferrellgas Partners, L.P.	$60,464	$58,207	$35,621	$40,549	$51,498	$25,827
Income tax expense	764	917	714	653	1,916	1,640
Interest expense	22,090	22,619	44,183	45,054	88,274	90,875
Depreciation and amortization expense	20,643	20,751	40,858	41,626	82,576	83,751
EBITDA	103,961	102,494	121,376	127,882	224,264	202,093
Loss on extinguishment of debt	20,901	—	21,202	—	21,202	—
Non-cash employee stock ownership plan compensation charge	3,636	7,447	6,679	9,849	12,599	14,773
Non-cash stock and unit-based compensation charge (a)	5,919	3,120	10,350	6,212	17,683	10,573
Loss on disposal of assets	1,337	2,120	1,694	2,391	9,724	7,594
Other income, net	(57)	(241)	(273)	(332)	(506)	(791)
Nonrecurring severance costs	—	—	—	—	—	1,055
Nonrecurring litigation reserve and related legal fees	—	537	1,325	1,225	1,668	1,225
Net earnings attributable to noncontrolling interest (b)	659	636	445	498	688	432
Adjusted EBITDA (d)	136,356	116,113	162,798	147,725	287,322	236,954
Net cash interest expense (e)	(20,980)	(21,123)	(41,566)	(42,198)	(82,863)	(85,043)
Maintenance capital expenditures (f)	(4,446)	(3,255)	(8,583)	(7,530)	(16,123)	(14,736)
Cash paid for taxes	(178)	(27)	(178)	(45)	(683)	(719)
Proceeds from asset sales	1,165	1,392	2,482	6,163	6,299	9,531
Distributable cash flow to equity investors (g)	$111,917	$93,100	$114,953	$104,115	$193,952	$145,987

Propane gallons sales
Retail - Sales to End Users	246,929	221,796	372,181	346,679	663,425	609,172
Wholesale - Sales to Resellers	95,922	76,728	161,701	131,283	293,865	245,545
Total propane gallons sales	342,851	298,524	533,882	477,962	957,290	854,717

(a)         Non-cash stock and unit-based compensation charges consist of the following:

	Three months ended		Six months ended		Twelve months ended
	January 31		January 31		January 31
	2014	2013	2014	2013	2014	2013
Operating expense	$1,539	$593	$2,337	$1,304	$3,424	2,211
General and administrative expense	4,380	2,527	8,013	4,908	14,259	8,362
Total	$5,919	$3,120	$10,350	$6,212	$17,683	$10,573

(b)         Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)          FASB guidance regarding participating securities and the two-class method requires the calculation of net earnings per common unitholders’ interest for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings or loss for the period had been distributed.  In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of the earnings to the limited partners. Due to the seasonality of the propane business, the dilution effect of the guidance on the two-class method typically impacts only the three months ending January 31.  This guidance did not result in a dilutive effect for the six and twelve months ended January 31, 2014 and 2013.  Adjusted net earnings per unit available to common unitholders may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed inaccordance with GAAP.

(d)         Adjusted EBITDA is calculated as earnings before income tax expense, interest expense, depreciation and amortization expense, loss on extinguishment of debt, non-cash employee stock ownership plan compensation charge, non-cash stock and unit-based compensation charge, loss on disposal of assets and other, other income, net, nonrecuring serverance costs, nonrecurring litigation reserve and related legal fees and net earnings attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed inaccordance with GAAP.

(e)          Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net. This amount includes interest expense related to the accounts receivable securitization facility.

(f)           Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(g)          Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.